UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Commission File Number: 001-33938

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	52-0729657
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

11126 McCormick Road, Hunt Valley, Maryland	21031
(Address of principal executive offices)	(Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of TESSCO Technologies Incorporated (the Company) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2022 to December 31, 2022.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available at https://s23.q4cdn.com/281838888/files/doc_downloads/gov_doc/Form-SD.pdf.

Item 1.02 Exhibit

As an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01 is found in Section 2, Item 2.01.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01- Conflict Minerals Report for the reporting period January 1, 2022 to December 31, 2022.

Exhibit No.	Description
1.01	Conflict Minerals Report for the reporting period January 1, 2022 to December 31, 2022.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

1
TESSCO TECHNOLOGIES INCORPORATED

Date:	May 30, 2023	By:	/s/ Aric Spitulnik
Aric Spitulnik
Chief Financial Officer
(principal financial and accounting officer)